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Exhibit 10.72

PARTIAL TERMINATION AGREEMENT
dated as of December 13, 2016
Between INNOVIVA, INC. and BANK OF AMERICA, N.A.

        THIS PARTIAL TERMINATION AGREEMENT (this "Agreement") with respect to the Capped Call Confirmations (as defined below) is made as of December 13, 2016, between Innoviva, Inc. ("Company") and Bank of America, N.A. ("Dealer").

        WHEREAS, Company issued $287,500,000 principal amount of 2.125% Convertible Senior Notes due 2023 (the "Convertible Notes") pursuant to an Indenture dated as of January 24, 2013 between Company and The Bank of New York Mellon Trust Company, N.A., as trustee;

        WHEREAS, in connection with the issuance of the Convertible Notes, Company and Dealer entered into a Base Capped Call Transaction (Transaction Reference Number: 138120785) (the "Base Capped Call Transaction") pursuant to an ISDA confirmation dated as of January 17, 2013, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer 250,000 call options (as amended, modified, terminated or unwound from time to time, the "Base Capped Call Confirmation");

        WHEREAS, in connection with the exercise of the over-allotment option by the initial purchasers of the Convertible Notes, Company and Dealer entered into an Additional Capped Call Transaction (Transaction Reference Number: 138123249) (the "Additional Capped Call Transaction" and, together with the Base Capped Call Transaction, the "Capped Call Transactions") pursuant to an ISDA confirmation dated as of January 18, 2013, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer an additional 37,500 call options (as amended, modified, terminated or unwound from time to time, the "Additional Capped Call Confirmation" and, together with the Base Capped Call Confirmation, the "Capped Call Confirmations");

        WHEREAS, on July 31, 2014, the Base Capped Call Confirmation was amended to reflect a partial termination of 32,391 options, leaving 217,609 options outstanding under the Base Capped Call Transaction following such partial termination and except as expressly modified therein, the Capped Call Confirmations remained in full and effect;

        WHEREAS, on May 11, 2016, the Additional Capped Call Confirmation was amended to reflect a partial termination of 10,000 options, leaving 27,500 options outstanding under the Additional Capped Call Transaction following such partial termination and except as expressly modified therein, the Capped Call Confirmations remained in full and effect; and

        WHEREAS, in connection with a repurchase by Company of 4,125 Convertible Notes in $1,000 principal amount denominations (such number of Convertible Notes in $1,000 principal amount denominations, the "Repurchase Number"), Company has requested partial termination of the Additional Capped Call Transaction;

        NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

          1.    Defined Terms.    Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Capped Call Confirmations.

          2.    Partial Termination.    Notwithstanding anything to the contrary in the Capped Call Confirmations, Company and Dealer agree that, effective on the date hereof and following the partial termination contemplated hereby, the Number of Options remaining outstanding under the Additional Capped Call Transaction shall be reduced to 23,375, and in connection therewith Dealer shall be required to pay to Company the Cash Settlement Amount on the Payment Date pursuant to Sections 3 and 4 below.

          3.    Payments and Deliveries.    On the third Scheduled Trading Day following the Averaging Date (as defined below) or, if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day (the "Payment Date"), Dealer shall pay to Company in immediately available funds cash in an amount equal to the Cash Settlement Amount. The "Cash Settlement Amount" shall mean an amount in US Dollars determined by Dealer according to the table set forth in Schedule A attached hereto (using linear interpolation or commercially reasonable extrapolation by

  Dealer, as applicable, to determine the Cash Settlement Amount for any VWAP Price not specifically appearing in Schedule A).

          4.    Valuation.    "Averaging Date" means December 14, 2016; provided, however, that if such date is a Disrupted Day in whole, such date shall not constitute the Averaging Date, and the Averaging Date shall occur on the Scheduled Trading Day after the date that would otherwise be the Averaging Date. "VWAP Price" means the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page INVA <equity> AQR (or any successor thereto) in respect of the period from 9:30 am to 4:00 pm (New York City time) on the Averaging Date (or if such volume-weighted average price is unavailable, the market value of one Share on the Averaging Date for such time period, as determined by Dealer in a good faith, commercially reasonable manner). Notwithstanding the foregoing, if (i) the Averaging Date is a Disrupted Day in part or (ii) Dealer determines in its commercially reasonable judgment that an additional Averaging Date is reasonably necessary to preserve Dealer's hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with internal policies and procedures, then the VWAP Price for such additional Averaging Date shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange for such time period, as determined by Dealer in a commercially reasonable manner and the Cash Settlement Amount shall be adjusted by Dealer in its good faith, commercially reasonable discretion to account for such disruption and/or extension.

          5.    Representations and Warranties of Company.    Company represents and warrants to Dealer on the date hereof that:

            (a)   it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

            (b)   such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

            (c)   all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

            (d)   its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

            (e)   each of it and its Affiliates is not in possession of any material nonpublic information regarding Company or the Shares; and

            (f)    it is not entering into this Agreement or purchasing to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended.

          6.    Representations and Warranties of Dealer.    Dealer represents and warrants to Company on the date hereof that:

            (a)   it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

            (b)   such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

            (c)   all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

            (d)   its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

          7.    Account for Payment to Company:

          8.    Governing Law.    This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

          9.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

          10.    No Reliance, etc.    Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its Affiliates in any respect in connection therewith, and that it will not hold Dealer or its Affiliates accountable for any such consequences.

          11.    Agreements and Acknowledgements Regarding Hedging.    Company acknowledges and agrees that:

            (a)   on the Averaging Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to this Agreement;

            (b)   Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to this Agreement;

            (c)   Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Company's securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Price; and

            (d)   any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the VWAP Price, each in a manner that may be adverse to Company.

          12.    Indemnification.    In the event that Dealer or any of its Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, Company shall reimburse Dealer or such Affiliate for its reasonable legal and other out-of-pocket expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith within 90 days of receipt of written notice of such expenses, and shall indemnify and hold Dealer or such Affiliate harmless against any losses, claims, damages or liabilities to which Dealer or such Affiliate is subject to in connection with any such action, proceeding or investigation; provided, however, Company shall not indemnify Dealer or its Affiliates for any such losses, claims, damages, liabilities or expenses that result from, or relate to, the willful misconduct, fraud, gross negligence or bad faith of, or violation of applicable law or breach of this Agreement by, Dealer or any of its affiliates. If for any reason the foregoing indemnification is unavailable to Dealer or such Affiliate or insufficient to hold it harmless, then Company shall contribute to the amount paid or payable by Dealer or such Affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is reasonably appropriate to reflect the relative benefits received by Company on the one hand and Dealer or such Affiliate on the other hand in the matters contemplated by this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is reasonably appropriate to reflect not only the relative benefits received by Company on the one hand and Dealer or such Affiliate on the other hand in the matters contemplated by this Agreement but also the relative fault of Company and Dealer or such Affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Company under this Section 12 shall be in addition to any liability that Company may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Dealer and its Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Company, Dealer, any such Affiliate and any such person. Company also agrees that neither Dealer nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Company for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Company result from, or relate to, willful misconduct, fraud, the gross negligence or bad faith of, or violation of applicable law by, Dealer or any of its Affiliates or a breach by Dealer of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of the transactions contemplated by this Agreement.

          13.    No Other Changes.    Except as expressly set forth herein, all of the terms and conditions of the Additional Capped Call Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Bank of America, N.A.
By:	/s/ CHRISTOPHER A. HUTMAKER
	Name:	Christopher A. Hutmaker
	Title:	Managing Director
Innoviva, Inc.
By:	/s/ ERIC D'ESPARBES
	Name:	Eric d'Esparbes
	Title:	CFO

[Signature Page to Termination Agreement]

 Schedule A

        The Cash Settlement Amount shall be determined by Dealer according to the table below.

VWAP Price	Cash Settlement Amount
$11.70	$208,117
$11.50	$203,575
$11.30	$199,018
$11.10	$194,456
$10.90	$189,880
$10.70	$185,303
$10.50	$180,712
$10.30	$176,114
$10.10	$171,509
$9.90	$166,900
$9.70	$162,286

        Dealer may (but is not obligated to) adjust the table above upon the occurrence of any event or condition that would have allowed Dealer or the Calculation Agent to adjust the terms of the Capped Call Transactions under the Capped Call Confirmations. Any such adjustment shall be made solely pursuant to, and in accordance with, the terms and conditions of the Capped Call Confirmations.

A-1

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  Exhibit 10.72
PARTIAL TERMINATION AGREEMENT dated as of December 13, 2016 Between INNOVIVA, INC. and BANK OF AMERICA, N.A.
  Schedule A